SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K/A

                         CURRENT REPORT
                         AMENDMENT NO. 1




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report: January 18, 1996




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)





Registrant's telephone number, including area code:(415) 973-700


Item 5.  Other Events

A.  Performance Incentive Plan - Year-to-Date Financial Results

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular, nonbargaining unit employees of Pacific Gas and Electric Company (PG&E) and designated subsidiaries. The Plan provides for awards based on (1) PG&E's success in meeting overall corporate financial performance objectives, based on combined earnings per common share for PG&E's utility operations (including Pacific Gas Transmission Company (PGT), a wholly owned subsidiary of PG&E), Diablo Canyon Nuclear Power Plant (Diablo
   Canyon) operations and PG&E's nonregulated operations, conducted through PG&E Enterprises (Enterprises), a wholly owned subsidiary of PG&E; and (2) the performance of the employee's organizational unit in meeting its specific unit, team or individual objectives. The organizational objectives may include such measures as cost control, quality and reliability of service to customers, public and employee safety, financial performance and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the Board (Committee) makes the final determination of awards based upon achievement of the Plan objectives for officers. The Committee has the discretion to modify or eliminate awards for officers. The final determination of non-officer awards is made by the chief executive officer, who also has the discretion to modify or eliminate non-officer awards.

The performance measurement target for the 1995 Plan year was disclosed in a Report on Form 8-K dated January 4, 1995, and was based upon the corporate capital and operating budgets prepared for 1995. The 1995 budgeted earnings per common share for the utility were derived from, among other things, (i) budgeted revenues as authorized by the California Public Utilities Commission (CPUC) for 1995 which included the continuation of PG&E's economic stimulus rate and electric rate freeze, (ii) PG&E's capital budget for 1995 of approximately $1.3 billion for utility operations and (iii) budgeted operating expenses for utility operations that were approximately 9% less than budgeted for 1994. The budgeted operating expenses for utility operations assumed Customer Energy Efficiency (CEE) and electric research development and demonstration (RD&D) expenditures that were $150 million less than previously authorized for 1995, consistent with the CPUC decisions issued in December 1994 granting PG&E's request for reduced CEE and RD&D expenditures in 1995. The 1995 utility budgeted earnings per common share assumed contribution to earnings of $.10 per share from PGT.

The 1995 budgeted earnings per common share for Diablo Canyon were derived from, among other things, (i) a reduction in the price of power produced by Diablo Canyon from 11.89 cents per kilowatt-hour
(kWh) in 1994 to 11.0 cents per kWh in 1995, consistent with the agreement to modify the Diablo Canyon rate case settlement (Diablo Settlement), which was approved by the CPUC in May 1995, (ii) an operating capacity factor (excluding refueling outages) of 91.0%,
(iii) an overall annual capacity factor of 85.4% and (iv) one 45-day refueling outage at Unit 1 during 1995. Budgeted operating expenses for 1995 relating to Diablo Canyon were approximately 20% less than budgeted for 1994.

The 1995 budgeted earnings per common share for Enterprises assumed net income of $9 million from U.S. Generating Company and PG&E Properties, offset by budgeted net losses of $19 million attributable primarily to DALEN Resources Corp. (DALEN) and two new business areas, international power generation and new products and services in U.S. utility markets. As noted in footnote (4) below, in June 1995 Enterprises completed the sale to a third party of all of the capital stock of DALEN.

All of the 1995 budgeted earnings per common share amounts assumed 430 million shares of common stock outstanding. The budgeted earnings per common share amounts assumed no significant gain or loss on the sale of assets.

On a quarterly basis, PG&E has disclosed year-to-date financial performance relating to the three types of operations: utility, Diablo Canyon and Enterprises. For the twelve months ended December 31, 1995, selected financial information is shown below:

            (in thousands of dollars, except per share amounts)
                   Twelve Months Ended December 31, 1995
=================================================================
                             Actual    <F1>          Budget   <F2>
                          (unaudited)
Operating Revenues:
  Utility                 $ 7,600,946            $ 8,212,242
  Diablo Canyon             1,844,633  <F3>        1,833,777
  PG&E Enterprises            176,186                301,784
                          -----------             ----------
Total Consolidated        $ 9,621,765            $10,347,803
                          ===========             ==========

Net Income (Loss):
   Utility                $   819,053            $   809,590
   Diablo Canyon              507,107  <F3>          491,313
   PG&E Enterprises            12,725  <F4>           (9,720)
                          -----------             ----------
Total Consolidated        $ 1,338,885             $1,291,183
                          ===========             ==========

Earnings (Loss) Per
Common Share:
  Utility                 $      1.80            $      1.77
  Diablo Canyon                  1.16  (3)              1.11
  PG&E Enterprises               0.03  (4)             (0.02)
                          -----------             ----------
Total Consolidated        $      2.99            $      2.86
                          ===========             ===========

<F1>
(1) In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of operating revenues, net income and earnings per common share for the year. All material adjustments are of a normal recurring nature, except as noted below. This information should be read in conjunction with the 1994 Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in PG&E's Annual Report on Form 10-K, and the Consolidated Financial Statements and Notes to Consolidated Financial Statements in the Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, June 30, 1995 and March 31, 1995.

<F2>
(2) The budgeted corporate earnings per common share was a performance target and not a forecast of actual performance that was expected to be realized by PG&E. The budgeted amount does not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Notes to PG&E's
Consolidated Financial Statements.

<F3>
(3) Diablo Canyon operated at an overall capacity factor of 86.0% compared to a budgeted overall capacity factor of 85.4% for the twelve months ended December 31, 1995. Actual operating expenses for 1995 were lower than budgeted.

<F4>
(4) In June 1995, Enterprises completed the sale of DALEN, resulting in a gain of $.03 per common share in the twelve-month period ended December 31, 1995.

B.  Performance Incentive Plan - 1996 Target

The following information constitutes a "forward looking statement" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 and is intended to be subject to the safe harbor protection created by those sections.

The performance measurement target for the 1996 Plan year is based on the corporate operating and capital budgets prepared for 1996 which result in a budgeted corporate earnings per common share of $2.77. The following table sets forth the budgeted earnings per common share for the three types of operations which comprise the overall budgeted corporate earnings per common share as approved by the Board of Directors in December 1995:

         Budgeted 1996 Earnings Per Common Share

           Utility                  1.60
           Diablo Canyon            1.20
           Diversified Operations* (0.03)
                                  -------
                Total             $ 2.77
                                  =======

__________
* Diversified operations represent PG&E's non-regulated operations, principally Enterprises.

The 1996 budgeted earnings per common share for the utility were derived from, among other things, (i) budgeted revenues as authorized by the CPUC for 1996 which include the results of the 1996 General
Rate Case (GRC), (ii) PG&E's capital budget for 1996 of approximately
$1.3 billion for utility operations and (iii) budgeted utility
operating expenses that are approximately    $250     million greater than
the amount adopted by the CPUC for recovery in the 1996 GRC. The higher expense level is primarily attributable to several projects related to transmission and distribution system reliability, and improved customer service and public information systems. The utility budgeted earnings per common share assumes contribution to earnings of $.11 per common share from PGT.

The budgeted earnings per common share for Diablo Canyon were derived from, among other things, (i) a reduction in the price of power produced by Diablo Canyon from 11.0 cents per kWh in 1995 to 10.5 cents per kWh in 1996, consistent with the agreement to modify the Diablo Settlement which was approved by the CPUC in 1995, (ii) an operating capacity factor (excluding refueling outages) of 94.0%,
(iii) an overall annual capacity factor of 88.8% and (iv) one 40-day refueling outage at Unit 2 during 1996. Budgeted operating expenses for 1996 relating to Diablo Canyon are approximately equal to those budgeted for 1995. Budgeted capital expenditures for Diablo Canyon are approximately $35 million for 1996, which is approximately 10% more than actual capital expenditures in 1995.

The budgeted earnings per common share for Diversified Operations assumes net income of $15 million from U.S. Generating Company, which is offset by budgeted net losses of $28 million attributable primarily to business activities involving international power generation and distribution, and energy products and services in U.S. utility markets. Actual results may vary significantly depending on the availability of attractive investment or acquisition opportunities.

All of the 1996 budgeted earnings per common share amounts assume that the average number of shares of common stock outstanding during 1996 is 406 million. The budgeted earnings per common share amounts assume no significant gain or loss on the sale of assets.

The budgeted corporate earnings per common share is a performance target and is not a forecast of actual performance that will be realized by PG&E. Actual performance during the year may differ materially from the budgeted amount. The budgeted amount does not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Notes to PG&E's Consolidated Financial Statements, which could materially affect PG&E's performance during the year. Among others these uncertainties include:

- The outcome of the California electric industry restructuring and the transition to a competitive environment, including the extent to which PG&E will be able to recover its costs of uneconomic assets and obligations (costs which are above market and could not be recovered under market-based pricing) through rates. The restructuring may adversely impact PG&E's returns on its investments in utility generating assets and its ability to recover certain other costs, including qualifying facilities (QF) power purchase obligations and generation-related regulatory assets. In the event that recovery of these costs and investments through a competitive transition charge (CTC) or otherwise, becomes unlikely, PG&E would write-off applicable portions of its electric generation assets and record a charge to earnings related to the lack of recovery of such costs. The net book value of PG&E's electric generation assets, excluding Diablo Canyon, was approximately $2.7 billion at September 30, 1995. The net book value of PG&E's investment in Diablo Canyon was approximately $4.9 billion at September 30, 1995. The electric generation-related regulatory assets, excluding balancing accounts of $467 million as of September 30, 1995, which are expected to be recovered in the near term, were estimated to be approximately $1.5 billion at September 30, 1995.

- Changes in accounting due to changes in the regulatory or competitive environment, including a change in the method or lives used to depreciate plant and the possible discontinued application of Statement of Financial Accounting Standards
(SFAS) No. 71. If PG&E determines that some portion or all of its future rates will no longer be based on cost-of-service, PG&E will discontinue application of SFAS 71 for that portion of its operations. If such discontinuance should occur, PG&E would write off applicable regulatory assets to the extent that cost recovery is not assured. Total regulatory assets were approximately $3.4 billion at September 30, 1995.

- The continued operation of Diablo Canyon at assumed operating levels and under the rates and terms specified in the Diablo
Settlement. Under the prices for 1996, each Diablo Canyon operating unit contributes approximately $2.7 million in revenue per day.

- The outcome of the Gas Accord negotiations and resolution of existing regulatory issues. PG&E has proposed to settle several outstanding gas regulatory issues that are currently pending at the CPUC in separate proceedings. These issues include PG&E's capacity commitments with Transwestern Pipeline Company, the Interstate Transition Cost Surcharge proceeding and the reasonableness proceeding for the Pipeline Expansion Project. Negotiations on the Gas Accord began in October
1995. Any agreement reached by PG&E and other parties must be approved by the CPUC before it may be implemented.

C.  1995 Consolidated Earnings (unaudited)

Attached hereto as an appendix is a copy of the unaudited
Condensed Statement of Consolidated Income for the three months and year ended December 31, 1995 and 1994. PG&E reported earnings per common share of $2.99 for the year ended December 31, 1995.

D.  Common Stock Dividend

In January 1996, PG&E declared a quarterly common stock dividend of $.49 per share, which corresponds to an annualized dividend of $1.96 per share.



                              PACIFIC GAS AND ELECTRIC COMPANY


                                  BRUCE R. WORTHINGTON
                              By ________________________________
                                 BRUCE R. WORTHINGTON
                                 Senior Vice President and
                                 General Counsel




Dated:  January 18, 1996


                                            APPENDIX
                                 PACIFIC GAS AND ELECTRIC COMPANY
                               CONDENSED STATEMENT OF CONSOLIDATED INCOME
                                             (unaudited)
--------------------------------------------------------------------------------------------------
                                 Three months ended December 31,   Twelve months ended December 31,
(in thousands,                   ------------------------------    -------------------------------
except per share amounts)                     1995         1994                 1995          1994
--------------------------------------------------------------------------------------------------
OPERATING REVENUES
Electric utility                        $1,662,429   $1,933,670          $ 7,386,307   $ 8,021,547
Gas utility                                529,414      598,243            2,059,117     2,081,062
Diversified operations                      35,381       87,571              176,341       247,621
                                        ----------   ----------          -----------    ----------
  Total operating revenues               2,227,224    2,619,484            9,621,765    10,350,230
                                        ----------   ----------          -----------    ----------

OPERATING EXPENSES
Cost of electric energy and gas            650,432      774,658            2,607,558     3,341,840
Maintenance and other operating            568,322      657,576            1,937,723     1,964,735
Depreciation and decommissioning           334,889      355,860            1,360,118     1,397,470
Administrative and general                 221,907      276,023              971,576       973,302
Workforce reduction costs (b)                    -      249,097              (18,195)      249,097
                                        ----------   ----------          -----------   -----------
  Total operating expenses               1,775,550    2,313,214            6,858,780     7,926,444
                                        ----------   ----------          -----------   -----------
OPERATING INCOME                           451,674      306,270            2,762,985     2,423,786
                                        ----------   ----------          -----------   -----------
OTHER INCOME AND (INCOME
  DEDUCTIONS)
Interest income                             22,009       43,911               72,524        79,643
Allowance for equity funds used
  during construction                        2,347        4,267               20,039        19,046
Other--net                                  32,649       29,479               58,564        37,996
                                        ----------   ----------          -----------   -----------
  Total other income and
    (income deductions)                     57,005       77,657              151,127       136,685
                                        ----------   ----------          -----------   -----------
INCOME BEFORE INTEREST EXPENSE             508,679      383,927            2,914,112     2,560,471
                                        ----------   ----------          -----------   -----------
INTEREST EXPENSE
Interest charges                           171,551      181,394              690,581       729,207
Allowance for borrowed funds
  used during construction                  (1,511)      (1,545)             (10,643)      (12,953)
                                        ----------   ----------          -----------   -----------
  Net interest expense                     170,040      179,849              679,938       716,254
                                        ----------   ----------          -----------   -----------
PRETAX INCOME                              338,639      204,078            2,234,174     1,844,217
                                        ----------   ----------          -----------   -----------
INCOME TAXES                               111,554      100,578              895,289       836,767
                                        ----------   ----------          -----------   -----------

NET INCOME                                 227,085      103,500            1,338,885     1,007,450
Preferred dividend requirement and
   redemption premium                       25,399       14,289               70,288        57,603
                                        ----------   ----------          -----------   -----------

EARNINGS AVAILABLE FOR
  COMMON STOCK                          $  201,686   $   89,211          $ 1,268,597   $   949,847
                                        ==========   ==========          ===========   ===========
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                       416,655      430,622              423,692       429,846

EARNINGS PER COMMON SHARE                     $.48         $.21                $2.99         $2.21

DIVIDENDS DECLARED PER COMMON SHARE           $.49         $.49                $1.96         $1.96



Selected financial information for each type of the Company's operations is as follows:

--------------------------------------------------------------------------------------------------
                                 Three months ended December 31,   Twelve months ended December 31,
(in millions,                    ------------------------------    -------------------------------
except per share amounts)                     1995         1994                 1995          1994
--------------------------------------------------------------------------------------------------

Operating revenues:
  Utility                               $    1,886   $    2,091          $     7,601    $    8,232
  Diablo Canyon (a)                            306          440                1,845         1,870
  Diversified operations                        35           88                  176           248
                                        ----------   ----------          -----------    ----------
    Total                               $    2,227   $    2,619          $     9,622    $   10,350
                                        ==========   ==========          ===========    ==========
Earnings per share:
  Utility  (b)                          $      .44   $      .03          $      1.80    $     1.15
  Diablo Canyon (a)                            .03          .18                 1.16          1.04
  Diversified operations (c)                   .01          .00                  .03           .02
                                        ----------   ----------          -----------    ----------
    Total                               $      .48   $      .21          $      2.99    $     2.21
                                        ==========   ==========          ===========    ==========


(a)  Diablo Canyon earnings per share for the twelve-month period ended December 31, 1995, compared with the same period in 1994, increased due to a higher plant capacity factor and lower operating expenses.  Both units of the nuclear power plant were refueled in 1994 compared with only one in 1995.
The Diablo Canyon plant capacity factors for the year ended December 31, 1995, and 1994, were 86% and
81%, respectively.  Diablo Canyon operating revenues and earnings per share for the three-month period ended December 31, 1995, compared with the same period in 1994, decreased due to a greater number of scheduled refueling days and unscheduled outages in 1995.  In addition, Diablo Canyon operating revenues and earnings per share for the three-month and twelve-month periods ended December 31, 1995, were impacted by a decline in the price per kilowatt-hour as provided in the modified pricing provisions of the Diablo Canyon rate case settlement.

(b)  In the fourth quarter of 1994, the Company recorded a charge of $249 million ($.34 per share)
related to costs associated with reductions in PG&E's workforce of approximately 3,000 positions.
Utility earnings for the twelve-month period ended December 31, 1994, included charges for gas matters of approximately $135 million ($.19 per share).

(c)  Diversified operations represent the Company's non-regulated operations, principally PG&E
Enterprises.  Enterprises' earnings per share for the twelve-month period ended December 31, 1995, and
1994, were $.03 per share and $.01 per share, respectively.
